EXHIBIT 2.1


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                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN


                               MWS NEW YORK, INC.
                                     "BUYER"

                                       AND

                         MERCURY REFINING COMPANY, INC.
                                    "SELLER"

                                       AND

                             26 RAILROAD AVE., INC.

                                       AND

                            DAVID COHEN AND LEO COHEN
                                 "SHAREHOLDERS"


                                 MARCH 11, 1998


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154658-14
EXECUTION COPY, March 11, 1998

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                                TABLE OF CONTENTS

 1.   PURCHASE AND SALE OF ASSETS.............................................1
             1.1     Generally................................................1
             1.2     Excluded Assets..........................................3

 2.   PURCHASE PRICE..........................................................4
             2.1     Generally................................................4
             2.2     Payment of Purchase Price................................4

 3.   ASSUMPTION OF LIABILITIES. .............................................4

 4.   CLOSING.................................................................4

 5.   LABOR AND EMPLOYMENT MATTERS............................................5

 6.   LOSS, DESTRUCTION, CONDEMNATION OR DAMAGE TO ASSETS.....................5

 7.   TITLE EXAMINATION.......................................................6

 8.   OTHER AGREEMENTS........................................................6
             8.1     Shareholder Non-Compete Agreements.......................6
             8.2     Seller Operations and Non-Compete Agreement..............7
             8.3     Part B Lease Agreement...................................7
             8.4     Office SubLease..........................................7
             8.5     Memorandum of Lease......................................7
             8.6     Internet Domain..........................................7

 9.   Intentionally Left Blank................................................8

10.   REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES...................8
            10.1     Corporate Organization...................................8
            10.2     Qualification to do Business.............................8
            10.3     Corporate Power..........................................8
            10.4     Conflicting Agreements, Governmental Consents............8
            10.5     Restrictive Covenants....................................8
            10.6     Corporate Authority......................................9
            10.7     Actions, Suits, Proceedings..............................9
            10.8     No Material Violations...................................9
            10.9     Environmental Matters....................................9
            10.10    Employees...............................................11
            10.11    Office Lease............................................11
            10.12    Title to Personal Property..............................11
            10.13    Condition of Assets.....................................11
            10.14    Assigned Contracts and Purchase Orders..................12
            10.15    Intellectual Property Rights.  .........................12
            10.16    Permits.................................................12


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            10.17    Financial Information...................................12
            10.18    Codess.1445 Affidavit...................................13
            10.19    Taxes...................................................13
            10.20    Capital Projects........................................13
            10.21    Insurance...............................................13
            10.22    Brokers and Finders.....................................13
            10.23    Undisclosed Liabilities.................................13
            10.24    Product Warranty........................................14
            10.25    Mercury Waste...........................................14
            10.26    Product Liability.......................................14
            10.27    Real Property...........................................14
            10.29    Disclosure..............................................15

11.   REPRESENTATIONS AND WARRANTIES OF BUYER................................15
            11.1     Organization............................................15
            11.2     Conflicting Agreements, Governmental Consents...........15
            11.3     Actions, Suits, Proceedings.............................16
            11.4     Corporate Authority.....................................16
            11.5     Brokers and Finders.....................................16

12.   CONDITIONS TO OBLIGATION OF BUYER TO CLOSE.............................16
            12.1     Representations and Warranties..........................16
            12.2     No Adverse Change.......................................16
            12.3     Observance and Performance..............................16
            12.4     Officer's Certificate...................................16
            12.5     Verification of Operating Results.......................17
            12.7     Consents of Third Parties...............................17
            12.8     Regulatory Approvals....................................17
            12.10    Key Employees...........................................18
            12.11    Financing...............................................18
            12.12    Legal Opinion...........................................18
            12.13    Copies of Documents.....................................18
            12.14    Codess.1445 Affidavit...................................18
            12.15    No Legal Actions........................................18
            12.16    Other Agreements........................................18
            12.17    Closing Documents.......................................18
            12.18    Due Diligence...........................................18
            12.19    Title Objections........................................19
            12.20    Bulk Sales..............................................19
            12.21    Disclosure Schedules....................................19
            12.22    Silver Oxide Retorting Test.............................19

13.   CONDITIONS TO OBLIGATION OF SELLER TO CLOSE............................19
            13.1     Representations and Warranties..........................19
            13.2     Observance and Performance..............................19
            13.3     Officer's Certificate...................................19
            13.4     Regulatory Approvals....................................19


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            13.5     Legal Opinion...........................................19
            13.6     No Legal Actions........................................19
            13.7     Bulk Sales..............................................20

14.   OTHER COVENANTS........................................................20
            14.1     Customer Change Over....................................20
            14.3     Collection of Accounts Receivables......................20
            14.4     Reporting...............................................20
            14.5     Part B Permit...........................................21
            14.6     Retorting Equipment.....................................21
            14.7     Buyer Non-Compete.......................................21
            14.8     Data Files..............................................21
            14.9     Use of Name.............................................21
            14.10    Customer Referral.......................................22
            14.11    Processing Existing Barrels of Mercury Waste............22

15.   OPERATION OF BUSINESS PRIOR TO CLOSING.................................22
            15.1     Maintenance of Business.................................22
            15.2     Capital Structure.......................................22
            15.3     Employees...............................................23
            15.4     No Disposition of Assets................................23
            15.5     No Additional Liens.....................................23
            15.6     No Modification of Agreements...........................23
            15.7     Maintenance of Tangible Assets..........................23
            15.8     Maintenance of Intangible Assets........................23
            15.9     No Extraordinary Agreements.............................23
            15.10    Maintenance of Insurance................................23
            15.11    Ordinary Operations.....................................23
            15.12    Inspection Rights.......................................23

16.   OPERATION OF BUSINESS AFTER CLOSING....................................23

17.   BULK TRANSFER LAW......................................................24

18.   TAXES, FEES AND OTHER EXPENSES.........................................24
            18.1     Taxes and Fees..........................................24
            18.2     Expenses................................................24

19.   INDEMNIFICATION BY THE SELLING PARTIES.................................24
            19.1     Generally...............................................24
            19.2     Deductible..............................................25
            19.3     Limitation on Indemnification...........................25
            19.4     Procedures..............................................26
            19.5     Settlement and Compromise...............................26
            19.6     Manner of Indemnification...............................26
            19.7     Non-Waiver, Non-Exclusive Remedy........................26
            19.8     Shareholder Liability...................................27


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20.   INDEMNIFICATION BY BUYER...............................................27
            20.1     Generally...............................................27
            20.2     Deductible..............................................28
            20.3     Limitation on Indemnification...........................28
            20.4     Procedures..............................................28
            20.5     Settlement and Compromise...............................28
            20.6     Manner of Indemnification...............................29
            20.7     Non-Waiver, Non-Exclusive Remedy........................29

21.   TERMINATION OF AGREEMENT...............................................29
            21.1     Mutual Consent..........................................29
            21.2     Breach of Agreement.....................................29
            21.3     Results of Due Diligence................................29
            21.4     Government Action.......................................29

22.   ASSIGNMENT.............................................................29

23.   EXCLUSIVE DEALING......................................................30

24.   COVENANT OF FURTHER ASSURANCES.........................................30

25.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES.............................30

26.   PUBLIC ANNOUNCEMENT....................................................30

27.   ENTIRE AGREEMENT.......................................................31

28.   AMENDMENT AND WAIVER...................................................31

29.   CHOICE OF LAW..........................................................31

30.   SEVERABILITY...........................................................31

31.   COUNTERPARTS...........................................................31

32.   FACSIMILE EXECUTION....................................................31

33.   INTERPRETATION.........................................................31

34.   NEGOTIATIONS...........................................................31

35.   NOTICES................................................................31

36.   KNOWLEDGE CONVENTION...................................................33

37.   INDEPENDENT ENTITIES...................................................33


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                                    EXHIBITS


EXHIBIT A              ASSUMPTION AGREEMENT
EXHIBIT B              DAVID COHEN CONFIDENTIALITY AND NON-COMPETE AGREEMENT
EXHIBIT C              LEO COHEN CONFIDENTIALITY AND NON-COMPETE AGREEMENT
EXHIBIT D              SELLER OPERATIONS AND NON-COMPETE AGREEMENT
EXHIBIT E              PART B LEASE AGREEMENT
EXHIBIT F              OFFICE SUBLEASE
EXHIBIT G              OPINION OF WHITEMAN OSTERMAN & HANNA
EXHIBIT H              OPINION OF MASLON EDELMAN BORMAN & BRAND, LLP


                                    SCHEDULES

SCHEDULE 1.1(a)        EQUIPMENT
SCHEDULE 1.1(c)        PURCHASE ORDERS
SCHEDULE 1.1(d)        INTELLECTUAL PROPERTY
SCHEDULE 1.1(f)        ASSIGNED CONTRACTS
SCHEDULE 1.1(h)        LICENSES AND PERMITS
SCHEDULE 1.1(j)        INVENTORY
SCHEDULE 1.2(j)        NON-ASSUMED CONTRACTS
SCHEDULE 10.1          CAPITAL STOCK
SCHEDULE 10.4(b)       GOVERNMENT FILINGS AND APPROVALS
SCHEDULE 10.7          ACTIONS, SUITS, PROCEEDINGS
SCHEDULE 10.8          MATERIAL VIOLATIONS
SCHEDULE 10.9          ENVIRONMENTAL MATTERS
SCHEDULE 10.10         EMPLOYEES OF SELLER
SCHEDULE 10.11         OFFICE LEASE
SCHEDULE 10.15         INTELLECTUAL PROPERTY - EXCEPTIONS
SCHEDULE 10.17         BALANCE SHEET
SCHEDULE 10.21         INSURANCE
SCHEDULE 10.27(d)      UNRECORDED DOCUMENTS
SCHEDULE 10.27(e)      ENCROACHMENTS
SCHEDULE 10.27(j)      REAL PROPERTY LITIGATION
SCHEDULE 12.10         KEY EMPLOYEES
SCHEDULE 12.21         DISCLOSURE SCHEDULES
SCHEDULE 14.6          MERCURY EQUIPMENT
SCHEDULE 14.11         BARRELS
SCHEDULE 15.10         MAINTENANCE OF INSURANCE


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      THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of March 11,
1998, by and among MWS New York, Inc., a Minnesota corporation ("Buyer"), Mercury Refining Company, Inc., a New York corporation ("Seller"), 26 Railroad Ave., Inc., a New York corporation ("26 Railroad"), and David Cohen and Leo Cohen (collectively, the "Shareholders" and individually, a "Shareholder"); Seller, 26 Railroad and the Shareholders shall collectively be referred to herein as the "Selling Parties";

                                    RECITALS

      WHEREAS, Seller is engaged, among other things, in the business of mercury retorting, recycling and refining (specifically excluding the Seller's precious metals business, which includes silver oxide, including silver oxide retorting, dental amalgam, dental alloys and wastes and other types of materials containing precious metals (the "Precious Metals Business")) at its facility in Albany, New York (the "Business"); and

      WHEREAS, the Shareholders directly and beneficially own and control all of the issued and outstanding capital stock of Seller; and

      WHEREAS, on the terms and subject to the conditions of this Agreement, the Selling Parties desire to sell and Buyer desires to (i) purchase certain specifically delineated assets of Seller utilized in, related to or arising from the Business and (ii) assume certain specifically delineated liabilities of Seller relating to or arising from the Business; and

      WHEREAS, it is the intention of Seller and Buyer to provide for, among other things, the following: (i) the modification of Seller's Part B RCRA Permit to reflect a change in operational control of the on-site storage facility to permit Buyer to lease from Seller the storage facility and to utilize the benefits of such permit, (ii) the purchase of Seller's customer lists for the Business and related goodwill, (iii) the increased ability of Buyer to provide mercury recycling services and to increase Buyer's market share, (iv) the continued ownership and control of the Real Property by Seller, (v) the ability of Seller to continue its Precious Metals Business on the Real Property, and
(vi) the Selling Parties to remain responsible for all existing liability for implementing necessary corrective action and remediation of its Real Property and areas adjacent thereto;

      NOW, THEREFORE, in consideration of the promises and of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

      1. PURCHASE AND SALE OF ASSETS.

            1.1 Generally. On the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, on and as of the Closing Date (as defined in Section 4 hereof), Seller's property and assets associated with the Business (the "Assets") as follows:

                  (a) The equipment, fork lifts, spare parts, tools, accessories, furniture and other miscellaneous tangible personal property of Seller listed on SCHEDULE 1.1(A) hereto (collectively, the "Equipment");


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                  (b) All rights of Seller under any warranty or guarantee by any manufacturer, supplier or other transferor of the Assets;

                  (c) All rights of Seller under the contracts and agreements pursuant to which Seller has agreed to purchase or sell, as the case may be, non-waste (hazardous, solid or otherwise) and non-precious metals inventory after the Closing Date including but not limited to purchase orders and general supplier agreements, (the "Purchase Orders") as listed on SCHEDULE 1.1(C) hereto;

                  (d) All interests of Seller in any trade names, trade marks, certification marks, service names, service marks, master works, designs, logos, inventions, know-how, technology, patents, industrial designs, copyrights and applications therefor, domestic and foreign, together with particulars of registration, if any registration with respect thereto has been effected, and all other intellectual property, utilized in, related to or arising from the Business, together with pending applications for any of the foregoing (the "Intellectual Property"), including without limitation, the Intellectual Property applicable to the Business identified in SCHEDULE 1.1(D) hereto, but specifically excluding the trade names and trademarks "Mercury Refining" and "MERECO" and any intellectual property associated with the Precious Metals Business;

                  (e) All Seller's right, title and interest in and to the proprietary waste management software owned and developed by Seller applicable to the Business including, all documentation and source code with respect to such software program;

                  (f) All rights of Seller under the contracts, guarantees, leases, commitments, or other agreements (other than the Non-Assumed Contracts to the extent such lists conflict) listed in SCHEDULE 1.1(F) hereto (the "Assigned Contracts");

                  (g) All goodwill and other general intangibles of Seller related to or arising from the Business in which the Assets are associated including but not limited to all of Seller's rights in and to local phone numbers in Albany, New York associated with the Business (but specifically excluding Seller's toll-free phone number) but specifically excluding the trade names and trademarks "Mercury Refining" and "MERECO";

                  (h) Except as otherwise provided for in the Part B Lease Agreement (as defined in Section 8.3), all rights of Seller under any approvals, permits (including but not limited to the New York State Department of Environmental Conservation Permit No. 4-0126-00149/00002 (otherwise known as the Part B RCRA Storage Permit) (the "Part B Permit") more fully described on
SCHEDULE 1.1(H) hereto), licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies that relate to the Business as specifically set forth on SCHEDULE 1.1(H) hereto, to the extent assignable, and the Selling Parties shall use their best efforts to obtain consents to assignments where not clearly assignable;

                  (i) All sales records, purchase records, customer lists, supplier lists, advertising and promotional materials, vendor records and information, production records and other records relating to the Business or the Assets; all deeds and other instruments, maps, and profiles relating to the Business; all records regarding the Occupational Safety and Health Act ("OSHA") and other governmental examinations and clearances relating to the Business or the Assets; and all personnel records of any employee that is employed by Buyer following the Closing; provided, however, that Seller may make and retain copies of any records transferred to Buyer;

                  (j) All right, title and interest of Seller in the non-waste (hazardous, solid or otherwise) and non-precious metals inventory of Seller (the "Inventory") as listed on SCHEDULE 1.1(J) hereto; and

                  (k) All rights of Seller under any insurance policies, claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment for Seller related to the Assets.

      The Assets will be transferred by Seller to Buyer in accordance with this Agreement with all required consents of any and all third parties free and clear of all liens, security interests or encumbrances.

            1.2 Excluded Assets. The following property and assets of Seller are excluded from sale to Buyer (the "Excluded Assets"), however, any asset or property owned by Seller which is not listed below will not be deemed to have been included in the definition of Assets unless such asset or property is specifically referenced in Section 1.1 of this Agreement:

                  (a) Cash;

                  (b) All accounts receivable of Seller;

                  (c) All escrow accounts for the benefit of Seller;

                  (d) All stock in Seller's subsidiary 26 Railroad;

                  (e) All hazardous and solid waste, precious metals and electrical relays inventory of Seller other than the Inventory listed in
SCHEDULE 1.1(J);

                  (f) All software licenses;

                  (g) All real property interests of Seller, whether owned or leased, and all real property interests of any subsidiary of Seller or entity related to Seller (the "Real Property");

                  (h) All tangible and intangible (including goodwill) assets of Seller's Precious Metals Business;

                  (i) The corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, general ledgers, tax returns, seals, minute books, stock transfer books and similar documents of Seller relating to the organization, maintenance and existence of Seller as a corporation (provided that Buyer shall have access thereto to the extent reasonably necessary for the operation of the Business and the preparation of tax returns and financial statements of Buyer following the Closing Date);

                  (j) The rights, obligations and liabilities of Seller under any agreements or documents not specifically set forth on SCHEDULE 1.1(F) (the "Non-Assumed Contacts"); and

                  (k) Any of the rights of Seller under this Agreement or any other agreement between Seller and Buyer entered into on or after the date of this Agreement in accordance with the terms hereof.

      2. PURCHASE PRICE.

            2.1 Generally. The total purchase price to be paid to Seller for the Assets (hereinafter referred to as the "Purchase Price") shall be equal to the sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000), subject to adjustment as agreed upon by the parties to the extent that any conditions in Sections 12 and 13 are not met, including but not limited to the satisfactory completion of the Sales Audit pursuant to Section 12.6. Each party hereto agrees to report to the Internal Revenue Service such information concerning the allocation of the Purchase Price as may be required by Section 1060 of the Internal Revenue Code as set forth below. Within ninety (90) days following Closing, Buyer shall deliver to Seller Buyer's suggested allocation of the Purchase Price. Seller shall have five (5) business days in which to notify Buyer of any objection to such allocation. If the parties cannot agree on an allocation of the Purchase Price within thirty (30) days of Buyer's receipt of Seller's objection, the parties shall jointly appoint an independent appraiser whose determination of the allocation of the Purchase Price shall be final.

            2.2 Payment of Purchase Price. At the Closing, Buyer shall pay the Purchase Price in cash, cashier's check or via wire transfer in immediately available United States funds.

      3. ASSUMPTION OF LIABILITIES. Except as hereinafter specifically provided, Buyer shall not assume any liabilities or obligations of Seller. The Selling Parties shall be solely liable for their respective liabilities and obligations arising from ownership of the Assets, operation of the Business and incidents and occurrences prior to the Closing Date, whether or not reflected in Seller's books and records, including but not limited to the responsibility and liability, if any, for the implementation of corrective action and remediation of environmental contaminant conditions on, under or adjacent to the Real Property arising from the Release of contaminants of whatever description, caused by or resulting from its operations at any time prior to the Closing (whether or not now known) and for any contaminants which may be Released from any on-going operations conducted by Seller, its employees, agents, subsidiaries, lessees (other than contaminants Released by Buyer) or related entities. Subject to the terms and conditions of this Agreement, on the Closing Date Buyer shall assume only the following liabilities and obligations of Seller (collectively, the "Assumed Liabilities"):

                  (a) Obligations of Seller arising from and after the Closing Date under Purchase Orders identified in SCHEDULE 1.1(C) hereto; and

                  (b) Obligations of Seller arising from and after the Closing Date under the Assigned Contracts identified in SCHEDULE 1.1(F) hereto.

      4. CLOSING.

            4.1 The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on or about the 10th day following the date all conditions to close are met pursuant to Sections 12 and 13 and certified by each party as set forth below, or such other date as Buyer and Seller may mutually agree but in no event later than APRIL 15, 1998 (the "Closing Date") at such place as Buyer and Seller mutually agree. At any time, but not more than twice each calendar month following the date of this Agreement, each party may request the other party to provide a written list of the items needed to be completed, under Section 12 for the Buyer and under Section 13 for the Seller, in order for such other party's conditions to close to have been fully satisfied, which list shall include a reference to the appropriate Section(s) of this Agreement and a detailed explanation of such items remaining unsatisfied. To the extent that no such conditions to close are outstanding, a party must certify that all conditions for it to close have been satisfied. A party may waive its own conditions to close in writing at any time.

            4.2 At the Closing (a) Buyer shall (i) pay to Seller the Purchase Price as specified in Sections 2.2 hereof, (ii) deliver to Seller the various certificates, instruments and documents referred to in Section 13 hereof and
(iii) deliver to Seller an assumption agreement in the form of EXHIBIT A hereto to evidence the assumption by Buyer of the Assumed Liabilities, and (b) the Selling Parties shall (i) deliver to Buyer such bills of sale, assignments, consents, estoppels, warranties, and other documents of transfer reasonably required by Buyer to transfer to Buyer the interest of Seller in the Assets;
(ii) an estoppel certificate and consent from the lessor under the Office Lease; and (iii) deliver to Buyer the various certificates instruments and documents referred to in Section 12 hereof.

      5. LABOR AND EMPLOYMENT MATTERS. Buyer shall not assume any employment obligations, wage or salary payment obligations, including without limitation those arising under any pension, profit sharing, deferred compensation, severance, welfare, sick leave, accrued or earned vacation, wage or other employee benefit plan, procedure, policy or practice of Seller regardless of whether such plan, procedure, policy or practice is disclosed in this Agreement. Seller shall afford Buyer a reasonable opportunity to interview its employees for prospective employment by Buyer if so requested by Buyer. Seller will furnish to Buyer such information in its personnel files as Buyer may reasonably request in connection with determining whether to employ a person presently employed by Seller. Buyer, at its sole discretion, may offer employment to any employees of Seller as of the Closing Date; provided, however, that the Selling Parties shall be responsible for and indemnify and hold Buyer harmless from any and all costs (including reasonable attorneys' fees and other legal costs, whether or not suit is filed) claims or obligations arising as a result of any such employees of Seller rejecting such offer of employment by Buyer. The purpose of the foregoing provision is to protect Buyer from liability resulting from claims from such employees, government agencies and third parties and not to compensate Buyer for the costs or damages of any employees rejecting employment offers.

      6. LOSS, DESTRUCTION, CONDEMNATION OR DAMAGE TO ASSETS. If between the date of this Agreement and the Closing Date, the Assets are lost, destroyed or condemned, or suffer any material damage and this Agreement shall not have been terminated pursuant to Section 21 hereof, if applicable, then, either (a) the Purchase Price shall be reduced by the excess of (i) the fair market value of such Assets prior to such loss, destruction, condemnation or damage, over (ii) the salvage value, if any, of such Assets following such loss, destruction, condemnation or damage, or (b) no adjustment to the Purchase Price shall be made and Seller shall, on the Closing Date, assign to Buyer all insurance and/or condemnation proceeds up to, but not exceeding the Purchase Price, payable to Seller on account of such loss, destruction, condemnation or damage pursuant to an assignment in form and substance satisfactory to Buyer and pay to Buyer the amount of any deductible under any such insurance. The determination of whether clause (a) or (b) shall apply will be in the sole control of Buyer.

      7. TITLE EXAMINATION

            7.1 Within fifteen (15) days after of this Agreement, the Selling Parties shall, at their own expense, cause to be prepared and delivered to Buyer commitments for American Land Title Association ("ALTA") Owner's Policy Form 1970-B Expanded Coverage title insurance policies by a title company reasonably acceptable to Buyer covering the Leased Real Property (as defined below), in form reasonably acceptable to Buyer, together with copies of all documents referred to in the commitments. Said commitments shall include, but shall not be limited to, endorsements deleting or limiting to the satisfaction of Buyer the standard exceptions, agreeing to provide affirmative insurance in respect of zoning matters and insuring the value of the Part B Permit. The aggregate amount of such commitments shall be $1,250,000 or such other amount as Buyer shall determine. The cost of such title insurance shall be borne by Seller in an amount not to exceed $2,000.

            7.2 Within fifteen (15) days after the execution of this Agreement, the Selling Parties shall, at their own expense, furnish Buyer with a current, accurate survey of the Real Property and the Leased Real Property, in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Survey and meeting the requirements of the Urban Society, certified to Buyer and to said title company by a registered land surveyor acceptable to Buyer and to said title insurance company, and otherwise in the form acceptable to Buyer and to said title insurance company. The cost of such survey(s) shall be borne by Seller in an amount not to exceed $2,000.

            7.3 Buyer shall examine the commitment and surveys provided pursuant hereto, and shall be allowed fifteen (15) days after receipt of the last thereof to notify the Selling Parties of any objections to title to said property ("Title Objections"). If any Title Objections are made, the Selling Parties shall use their best efforts to cure the Title Objections within fifteen (15) days (or within such longer period of time as Buyer in its sole discretion determines to be reasonable) following receipt of notice from Buyer, but the Selling Parties shall not be obligated to spend more than $10,000 to cure the Title Objections. Unless Buyer waives its Title Objections, the Closing Date shall be extended for thirty (30) days or until such earlier date, if any, as the Title Objections have been cured. In the event the Selling Parties are unable to cure the Title Objections within such period or it costs more than $10,000 to cure the Title Objections, then Buyer shall have the right and option to terminate this Agreement, or to waive its objections, or to allow the Selling Parties additional time in which to cure the Title Objections, in which case the Closing Date shall be appropriately further extended.

            7.4 The Selling Parties shall cooperate with Buyer both before and after the Closing in connection with the efforts of Buyer, if any, to cure any Title Objections raised by Buyer (subject to the financial limitations set forth in Section 7) which are not cured before the Closing Date, if Buyer elects to close notwithstanding such objections.

      8. OTHER AGREEMENTS.

            8.1 Shareholder Non-Compete Agreements. On the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer and the respective Shareholder will:

                  (a) Execute and deliver a Confidentiality and Non-Compete Agreement between Buyer and David Cohen to be negotiated and agreed upon by the parties to such agreement prior to the Closing Date which shall contain the material terms set forth in EXHIBIT B as well as such other terms agreed upon by such parties (the "David Cohen Confidentiality and Non-Compete Agreement"); and

                  (b) Execute and deliver a Confidentiality and Non-Compete Agreement between Buyer and Leo Cohen to be negotiated and agreed upon by the parties to such agreement prior to the Closing Date which shall contain the material terms set forth in EXHIBIT C as well as such other terms agreed upon by such parties (the "Leo Cohen Confidentiality and Non-Compete Agreement").

            8.2 Seller Operations and Non-Compete Agreement. On the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer and Seller will enter into a Operations and Non-Compete Agreement to be negotiated and agreed upon by the parties to such agreement prior to the Closing Date which shall contain the material terms set forth in EXHIBIT D as well as such other terms agreed upon by such parties (the "Seller Operations and Non-Compete Agreement").

            8.3 Part B Lease Agreement. On the terms and subject to the conditions of this Agreement, on the Closing Date, Seller (and/or Seller's subsidiary 26 Railroad) and Buyer will enter into the Lease Agreement (the "Part B Lease Agreement") concerning the property to be leased by Buyer pursuant to the Part B Lease Agreement (the "Leased Real Property") in the form set forth in EXHIBIT E, which is hereby incorporated herein, with such changes to the Part B Lease Agreement reasonably requested by Buyer based upon Buyer's due diligence concerning or related to title, liens or third party claims or actions with respect to the Property (as that term is defined in the Part B Lease Agreement).

            8.4 Office SubLease. On the terms and subject to the conditions of this Agreement, on the Closing Date, Seller and Buyer will enter into the Office SubLease to be negotiated and agreed upon by the parties to such agreement prior to the Closing Date which shall contain the material terms set forth in EXHIBIT F as well as such other terms agreed upon by such parties (the "Office SubLease").

            8.5 Memorandum of Lease. On the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer and Seller will sign and record a Memorandum of Lease with respect to the Part B Lease to be negotiated and agreed upon by the parties (the "Memorandum of Lease"). All costs associated with filing the Memorandum of Lease shall be borne by the Selling Parties.

            8.6 Internet Domain. Within twenty (20) days following Closing, Seller shall modify its current Internet Web site located at the domain "www.mercuryrefining.com" to provide for an automatic "hyper" link to Buyer's Internet Web site in such form and with such accompanying text and graphics that is satisfactory to Buyer in its reasonable opinion. Seller's obligations contained herein shall extend to future Internet domains and future Internet Web sites applicable or related to the tradenames or trademarks MERECO or Mercury Refining.

      9. Intentionally Left Blank.

      10. REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES. Each of the Selling Parties, jointly and severally, hereby represents and warrants to Buyer that:

            10.1 Corporate Organization. Seller is duly organized, validly existing and in good standing under the laws of state of New York, with full corporate power to carry on the Business as it is now and has since its organization been conducted and to own, lease or operate the Assets. The authorized capital stock of Seller consists of 10,000 shares of common stock, of which 485 shares of common stock are issued and outstanding. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, exchange rights or other contracts or commitments that require Seller to issue, sell or otherwise cause to become outstanding any of its capital stock. All of the issued and outstanding shares of common stock are owned of record and beneficially by the Shareholders. True and correct copies of the Articles of Incorporation and By-Laws of Seller have been provided to Buyer. Except as set forth on SCHEDULE 10.1, Seller does not own, directly or indirectly, any outstanding capital stock of any class of any other corporation, nor is Seller a party to any partnership or joint venture related to the Assets or the Business.

            10.2 Qualification to do Business. Seller is qualified to do business and is in good standing in each jurisdiction in which the nature of the Business makes such qualification necessary.

            10.3 Corporate Power. Seller has the corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

            10.4 Conflicting Agreements, Governmental Consents. The and delivery by Seller of this Agreement and all of the other agreements and instruments to be executed and delivered pursuant hereto (collectively, the "Transaction Documents"), the consummation of the transactions contemplated hereby, and the performance or observance by the Seller of any of the terms or conditions hereof or thereof, will not (with or without notice or lapse of time) (a) conflict with, or result in a breach or violation of the terms or conditions of, or constitute a default under, or result in the creation of any lien on any of the Assets pursuant to, the Articles of Incorporation or By-Laws of Seller, any award of any arbitrator, or any indenture, contract or agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which Seller or the Assets is subject, or (b) except as set forth in SCHEDULE 10.4(B), require any filing or registration with, or any consent or approval of, any federal, state or local governmental agency or authority, or (c) contravene, conflict with, or result in a violation or breach of any provision of, or give any person or entity the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract or other arrangement to which Seller is a party or by which Seller is bound or to which any of the Assets is subject (or result in the imposition of any security interest upon any of such assets).

            10.5 Restrictive Covenants. Seller is not a party to nor at the Closing will the Assets be bound or affected by any agreement or document containing any covenant limiting the freedom of Seller to compete in any line of business or which materially or adversely affects the business practices, operations or conditions of the Business or the continued operation of the Business after the Closing on substantially the same basis and on substantially the same terms and conditions as the Business is presently carried on.

            10.6 Corporate Authority. The and delivery of this Agreement and the other Transaction Documents by Seller and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action. This Agreement and the Transaction Documents are, or when delivered will be, legally valid and binding obligations of the Selling Parties, enforceable in accordance with their respective terms.

            10.7 Actions, Suits, Proceedings. Except as set forth in SCHEDULE
10.7 hereto, there are no actions, suits or proceedings pending (for purposes of this paragraph, "pending" does not include any suits filed for which Seller has not been served) or, to the knowledge of the Selling Parties, threatened against any of the Selling Parties or any of the Seller's property in any court or before any federal, state, municipal or other governmental agency or before any other private or public tribunal or quasi-tribunal which, (a) if decided adversely to the Selling Parties, would have a materially adverse effect upon the Business or Assets, (b) seek to restrain or prohibit the transactions contemplated by this Agreement or obtain any damages in connection therewith, or
(c) in any way call into question the validity of this Agreement or the other agreements and instruments to be executed and delivered by the Selling Parties; nor are the Selling Parties in default with respect to any order of any court or governmental agency entered against them in respect of the Business or Assets. Except as set forth in SCHEDULE 10.7 hereto, none of the Selling Parties have received notice, formally or otherwise, of the initiation or threat of any condemnation proceeding with respect to the Real Property, or offer or sale in lieu thereof, or any judgments, orders, decrees, stipulations, settlement agreements, liens or injunctions, relating in any way to the Real Property or the Assets, which have not been wholly and completely settled, complied with and discharged.

            10.8 No Material Violations. Except as set forth in SCHEDULE 10.8 hereto, none of the Selling Parties are in violation of any applicable law, rule or regulation relating to the Business that would reasonably be expected to have a material adverse effect on the Business, and, to the knowledge of the Selling Parties, there are no requests, claims, notices, investigations, demands, administrative proceedings, hearings or other governmental claims against any of the Selling Parties alleging the existence of any such violation.

            10.9 Environmental Matters.

                  (a) As used in this Agreement, the following terms shall have the following meanings:

            (i) "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject Seller (or Buyer after consummation of this Agreement) to any imposition of costs or liability under any Environmental Law.

            (ii) "Environmental Laws" means all applicable federal, state, local laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state, local laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement).

            (iii) "Release" or "Releasing" means the spilling, leaking, disposing, discharging, emitting, seeping, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

                  (b) There have been Releases of Hazardous Materials at and on the Real Property during the years Seller has conducted operations at the Real Property. Seller has retained environmental consultants to investigate the extent of the contamination and the Selling Parties will be solely responsible for the implementation of corrective action and remediation arising from the Release of Hazardous Materials at, adjacent to, under or migrating from the Real Property arising from past or Seller's on-going activities. Nothing in this Agreement is intended, in any manner, to relieve Seller, or its predecessors, assigns, agents, affiliated parties, successors, officers or directors of the sole responsibility to implement corrective action and remediation of contamination on or migrating from the Real Property arising from past activities or on-going activities of Seller.

                  (c) Except as set forth in SCHEDULE 10.9, in connection with the conduct of the Business, Seller has not transported or arranged for the transportation (directly or indirectly) of any Hazardous Materials to any location which is listed or proposed for listing under CERCLA or any other similar Environmental Law, or, to the best of each of the Selling Parties' knowledge after due inquiry and investigation, which is the subject of federal, state or local enforcement actions or other investigation which would reasonably be expected to create any material liability for clean-up costs, remedial work, damages to natural resources or personal injury.

                  (d) Except as set forth in SCHEDULE 10.9, there have been no environmental investigation reports, administrative orders, consent orders, studies, audits, tests, reviews or other analyses conducted in relation to the Real Property or the Assets and all of such items listed in SCHEDULE 10.9 have been made available to Buyer prior to the date hereof.

                  (e) Except as set forth in SCHEDULE 10.9, Seller has obtained and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct the Business as it is presently being conducted and to own or operate the Assets and the Real Property (collectively, the "Environmental Permits"). Seller has conducted the Business in material compliance with all terms and conditions of the Environmental Permits. To the best of each of the Selling Parties' knowledge after due inquiry and investigation, Seller has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws with respect to the Business and the Assets, of which the failure to file would have a material adverse effect on the Business. To the knowledge of the Selling Parties, all such Permits are valid and in full force and effect, no notice of any violations thereof have been received and no proceeding is pending or threatened to revoke or limit any of them except as would not have a material adverse effect on the Business.

                  (f) Except as set forth in SCHEDULE 10.9, no lien has been attached or filed against Seller (with respect to the Business, the Assets or the Real Property) in favor of any governmental or private entity for (i) any liability or imposition of costs under or violation of any applicable Environmental Law; or (ii) any Release of Hazardous Materials.

                  (g) Seller, on behalf of itself and its successors and assigns, hereby forever waives, releases and agrees not to bring any claim, demand, cause of action or proceeding, including without limitation any cost recovery action, against Buyer under any Environmental Law in connection with the Business or the Assets arising prior to the Closing Date or arising (whether before or after the Closing Date) out of any transaction, occurrence or Release which occurred prior to the Closing Date or arising out of any Release (whether before or after the Closing Date) resulting from preClosing Date Releases or conduct.

            10.10 Employees. SCHEDULE 10.10 hereto lists all employees of Seller as of the date hereof engaged in operation of the Business and in the case of each such employee sets forth the position, level of compensation, earned and accrued vacation, date of employment, and years of employment recognized for determining eligibility for participation in, and vesting and credited service under any employee plans.

            10.11 Office Lease. (a) Seller is a party to a certain Lease Agreement (the "Office Lease") between Seller and Central Associates, a New York general partnership, dated March 20, 1996. Seller has good and marketable title to the leasehold interest under the Office Lease, which is free and clear of all liens and encumbrances or charges of any kind or character; there is no default under the Office Lease on the part of Seller and/or on the part of the lessor under the Office Lease. There is no act, event or happening or contingency which, with the passage of time or giving of notice or both would be a default by lessor or Seller under the Office Lease, and the Office Lease is in full force and effect and all obligations and conditions thereof to be performed by lessor and Seller thereunder and necessary to the enforceability of the Office Lease have been satisfied. Except as described on SCHEDULE 10.11 hereto, the Office Lease has not been amended, modified, supplemented or superseded, either in writing or orally.

                  (c) Seller is not in violation of any applicable law regulating the uses that may be made of the premises leased pursuant to the Office Lease or other law, regulation or requirement relating to the operation of such leased premises, and Seller has not received any written notice of any such violation, or of the existence of any condemnation proceeding with respect to any of such leased premises.

                  (d) Seller has no knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges under the Office Lease, and to the Selling Parties's knowledge, there are no present assessments payable by Seller as lessee under the Office Lease.

            10.12 Title to Personal Property. Seller has good title to all personal property included in the Assets, free and clear of all mortgages, liens, pledges, charges and encumbrances.

            10.13 Condition of Assets. All of the tangible Assets are free from defects, have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear). None of the Assets will, at the Closing, be subject to any lien, claim or encumbrance by or in favor of the New York State Energy Research and Development Authority ("NYSERDA") pursuant to the Agreement between Seller and NYSERDA dated October 18, 1991 or any other agreement between such parties. Upon request by Buyer, Seller will provide Buyer with a list of the maintenance logs for the Assets, if any, and a list of those Assets subject to deferred maintenance, which lists provide, to the best knowledge of the Selling Parties, an accurate description of maintenance performed and to be performed with respect to the Assets.

            10.14 Assigned Contracts and Purchase Orders. Seller and, to the knowledge of the Selling Parties, each other party thereto, has substantially performed all obligations required to be performed under the Assigned Contracts and the Purchase Orders to date, and are not in default in any material respect under any Assigned Contract or Purchase Order. The Assigned Contracts and the Purchase Orders are each in full force and effect and are assignable to Buyer without the consent of third parties, and Seller has not waived or assigned to any other person any of its rights thereunder.

            10.15 Intellectual Property Rights. SCHEDULE 1.1(D) hereto lists and describes correctly all Intellectual Property included in the Assets, all of which are solely registered in the name of Seller, of which Seller has all right, title and interest, and have not been licensed or otherwise been made available by Seller for use by others except as set forth on SCHEDULE 10.15 hereto. All such registered intellectual property rights are in full force and effect and will not expire or require renewal until the date (if any) set forth in SCHEDULE 1.1(D). Except those related to the Precious Metals Business, Seller does not own or have any interest in or to any other copyrights, patents, trademarks, service marks, trade names, master works, logos, trade secrets, designs, and other intellectual property (or applications therefor)and does not license from others the right to use any industrial or intellectual property rights. Except as set forth on SCHEDULE 10.15, Seller owns or possesses, is licensed under, or otherwise has lawful access to, all copyrights, patents, trademarks, service marks, trade names, master works, logos, trade secrets, designs, and other intellectual property (or applications therefor) necessary for the lawful conduct of the Business as now conducted, without any infringement of or conflict with the industrial or intellectual property rights of others. To the best knowledge of the Selling Parties there has been no unauthorized use or disclosure or misappropriation of any of its intellectual properties, and Seller has taken reasonable steps to protect against the unauthorized use or disclosure of its intellectual property. Except as disclosed in SCHEDULE 1.1(D), none of the Selling Parties has reason to believe that (i) any of the Intellectual Property listed in SCHEDULE 1.1(D) is invalid or unenforceable (whether due to the existence of prior art, inequitable conduct such as patent fraud or misuse, prior use or creation, or otherwise), (ii) any payments to governmental agencies required to maintain the effectiveness of any of such registered Intellectual Property have not been timely paid, or (iii) any of such pending applications will be denied or will be materially restricted or conditioned or any prior art exists which would cause such denial, restriction or condition.

            10.16 Permits. Seller has all permits required by law or otherwise necessary for the proper and legal operation of the Assets and the Business. All permits granted to Seller are in full force and effect and to the knowledge of the Selling Parties, no action to terminate any such permit is pending or has been threatened by any governmental agency or other party. The consummation of the transactions contemplated by this Agreement will not violate the provisions of, or require Buyer to reapply for, any such permit.

            10.17 Financial Information. Attached hereto as SCHEDULE 10.17 is an internally prepared balance sheet (the "Balance Sheet") of the Business as of December 31, 1997 (the "Balance Sheet Date") and profit and loss statement of the Business for the period then ended. Such financial statements fairly present in all material respects the financial condition of the Business at such date and the results of operations for the period then ended and have been prepared, in general, in accordance with generally accepted accounting principles, consistently applied. Since the Balance Sheet Date, there has not been:

                  (a) any material adverse change in the financial condition of the Business, the Assets or the liabilities of Seller;

                  (b) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Business or the Assets;

                  (c) any sale or transfer of any of the Assets used in or useful to the Business, except in the ordinary course of business; or

                  (d) any transaction affecting the Business or the Assets entered into by Seller, other than in the ordinary course of business, except this Agreement.

            10.18 Code ss. 1445 Affidavit. Seller is not a "foreign person" as defined in the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder.

            10.19 Taxes. Seller has paid all federal, state and local income, profits, franchise, sales, use, property, excise, payroll, and other taxes and assessments (including interest and penalties) relating to the Business, in each case to the extent that such have become due and are not being contested in good faith. No claims for additional taxes have been asserted against Seller and no audits are pending with respect to any tax liabilities of Seller.

            10.20 Capital Projects. No construction or other capital projects are in progress, have been contracted for or, to the knowledge of the Selling Parties, are required by applicable law or regulation in connection with the operation of the Business. All completed construction and other capital projects are reflected in the Balance Sheet.

            10.21 Insurance. Seller maintains property and casualty insurance on a replacement costs basis on all tangible Assets and product liability insurance with respect to the Business as described generally on SCHEDULE 10.21. All policies providing such insurance are in full force and effect and Seller has not received any notice of impending cancellation or nonrenewal thereof.

            10.22 Brokers and Finders. Seller has not retained or engaged any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement.

            10.23 Undisclosed Liabilities. Seller has no liability or obligation (and the Selling Parties do not have knowledge of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any liability), except for (i) liabilities set forth on the face of the Balance Sheet (or expressly set forth in the notes thereto), (ii) liabilities that have arisen after the Balance Sheet Date in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), (iii) liabilities that have arisen in the ordinary course of business and that are reasonably expected to be fully covered by Seller's insurance, and (iv) liabilities resulting from future claims arising from the release of contamination from the Seller's Real Property associated with operations of Seller on the Real Property.

            10.24 Product Warranty. To the best of each of the Selling Parties' knowledge after due inquiry and investigation, Seller has no liability or obligation for replacement of any products manufactured, sold, or delivered or services performed by Seller or other damages in connection therewith.

            10.25 Mercury Waste. Except as set forth in SCHEDULE 10.25 which contains a list of the retorted waste waiting to be disposed of by Seller (which Schedule will be updated on the Closing Date), there is no Seller generated mercury or other waste, whether or not retorted, whether or not regulated, located at or on the property to be leased pursuant to the Part B Lease Agreement. Any barrels of third-party unbilled, revenue generating mercury waste will be processed pursuant to Section 14.11.

            10.26 Product Liability. Seller has no liability (and the Selling Parties have no knowledge of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, or delivered by Seller, other than liabilities that both individually and in the aggregate are not material to the Business and that are reasonably expected to be fully covered by Seller's insurance.

            10.27 Real Property.

                  (a) Seller and/or 26 Railroad has good and marketable title to the Real Property which upon Closing will be free and clear of all liens and encumbrances or charges of any kind or character other than as currently required by New York Department of Environmental Conservation as set forth in the corrective action modules associated with the Part B Permit;

                  (b) There has been no labor or materials furnished to the Real Property or for which payment has not been paid;

                  (c) There are no unrecorded mortgages, contracts, purchase agreements, options, leases, easements or other agreements or interest relating to the Real Property;

                  (d) Except as set forth on SCHEDULE 10.27(D), there are no persons in possession of any portion of the Real Property other than pursuant to a recorded document, or a lease which has been disclosed to Buyer and which will be terminated at or prior to Closing;

                  (e) Except as set forth on SCHEDULE 10.27(E), there are no encroachments or boundary line questions affecting the Real Property;

                  (f) There are no contracts, leases, licenses, permits and certificates related to the Real Property, other than those copies of which have been made available to Buyer pursuant to the provisions of this Agreement;

                  (g) The Real Property and the Leased Real Property each have legal access to a public right of way;

                  (h) Seller has not received notice of any new public improvement project(s), the cost of which a governmental entity may assess against the Real Property;

                  (i) The Real Property and the improvements thereof, if any, and their current use, are not in violation of any statute, law, ordinance or regulation other than Environmental Law violations reported to Buyer in writing;

                  (j) Except as set forth on SCHEDULE 10.27(J) hereto, there is no action, litigation, governmental investigation, condemnation or administrative proceeding of any kind pending (for purposes of this paragraph, "pending" does not include any suits filed for which Seller has not been served) or, to each of the Selling Parties' knowledge, threatened, against Seller or involving any portion of the Real Property;

                  (k) Seller is not in default in the performance of any of Seller's obligations under any easement agreement, covenant, condition, restriction or other instrument relating to the Real Property;

                  (l) The improvements located on the Real Property and all mechanical, electrical, heating, air conditioning, drainage, sewer, water and plumbing systems located on the Real Property are in good condition and repair, ordinary wear and tear excepted; and

                  (m) To the best of Seller's knowledge, there are no wells located on the Real Property which: are constructed or maintained in such a manner that their continued use or existence endangers ground water quality or is a safety or health hazard; are inoperable or not in use; or which must be sealed under state or federal law.

            10.28 Part B Permit. The Part B Permit is in full force and effect and, to the knowledge of the Selling Parties, no events have occurred which could jeopardize the continuance of the Part B Permit throughout the term of the Part B Lease Agreement. Seller has complied with all conditions imposed by the Part B Permit.

            10.29 Disclosure. The representations and warranties contained in this Section 10 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 10 not misleading.

      11. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller as follows:

            11.1 Organization. Buyer is a corporation duly incorporated and existing and in good standing under the laws of the State of Minnesota and has the corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

            11.2 Conflicting Agreements, Governmental Consents. The and delivery by Buyer of this Agreement, the Transaction Documents, the consummation of the transactions contemplated hereby or thereby, and the performance or observance by Buyer of any of the terms or conditions hereof or thereof, will not (a) conflict with, or result in a breach or violation of the terms or conditions of, or constitute a default under, the Articles of Incorporation or By-Laws of Buyer, any award of any arbitrator, or any indenture, contract or agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which Buyer is subject, or (b) require any filing or registration with, or any consent or approval of, any federal, state or local governmental agency or authority.

            11.3 Actions, Suits, Proceedings. There are no actions, suits or proceedings pending or, to the knowledge of Buyer, threatened against Buyer or any of Buyer's property in any court or before any federal, state, municipal or other governmental agency or before any other private or public tribunal or quasi-tribunal which, (a) seek to restrain or prohibit the transactions contemplated by this Agreement or obtain any damages in connection therewith, or
(b) in any way call into question the validity of this Agreement or the other agreements and instruments to be executed and delivered by Buyer.

            11.4 Corporate Authority. The execution and delivery of this Agreement, and the Transaction Documents, and the consummation of transactions contemplated hereby or thereby have been, or will be as of Closing, duly authorized by all necessary corporate action and will not violate or conflict with any agreement or order by which Buyer is bound. This Agreement and the Transaction Documents are, or when delivered will be, legally, valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

            11.5 Brokers and Finders. Buyer has not retained any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement.

      12. CONDITIONS TO OBLIGATION OF BUYER TO CLOSE. The obligation of Buyer to effect the closing of the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

            12.1 Representations and Warranties. All of the representations and warranties of the Selling Parties contained in this Agreement shall be true and correct on the Closing Date, as if made on the Closing Date.

            12.2 No Adverse Change. There shall have occurred no material adverse change in the Assets, the Business or the Real Property or the financial condition or results of operations of the Business since the Balance Sheet Date.

            12.3 Observance and Performance. The Selling Parties shall have observed and performed in all material respects all covenants and agreements required by this Agreement to be observed or performed by the Selling Parties on or prior to the Closing Date.

            12.4 Officer's Certificate. Seller shall have delivered to Buyer a certificate of the President or Chief Executive Officer of Seller, dated the Closing Date, to the effects set forth in Sections 12.1, 12.2 and 12.3 above.

            12.5 Verification of Operating Results. Buyer shall have been afforded the opportunity to review Seller's unaudited financial statements for the year 1997 and the year 1998 for the periods through the Closing Date, together with such supporting schedules and other supporting documents that Buyer reasonably requests related to the Business and such financial statements in order for Buyer to determine in its sole discretion that the results of operations of the Business are consistent in all material respects with (i) the results of operations for such periods heretofore disclosed by the Selling Parties to Buyer and (ii) the results of operations that the Selling Parties have represented to Buyer as expected for such additional periods through Closing.

            12.6 Customer Sales Audits. Buyer shall have had the opportunity between the date of this Agreement and the Closing Date to review Seller's records relating to customer sales, including but not limited to customer billing records, sales documents and sales, waste manifest and processing records, and Buyer shall not have discovered any fact or condition in the performance of its review of such records which Buyer reasonably believes materially affects the amount, composition, quality or prospects of the Seller's sales history or the Assets, including as to whether "sales" differ materially from amounts recorded in the Seller's financial statements. For purposes of this section and section 21.3, "sales" in a given year shall include only revenues resulting from the processing of customer waste applicable to the Business which waste is actually received by Seller in that year. Buyer shall not contact any of Seller's customers for any reason whatsoever until after the Closing Date, except for those customers of Seller which Buyer has already contacted; provided, however, Seller shall make available to Buyer, as soon as possible after the date of this Agreement, Seller's records relating to customer sales applicable to the Business, including but not limited to customer billing records, accounts receivable listings, sales documents and sales, waste manifest and processing records for the two year period ended December 31, 1997. Seller shall also allow Buyer to conduct, at Buyer's expense (not including the cost of Seller's employees who assist Buyer), independent third-party confirmation, by using Buyer's independent accountants, of Seller's December 31, 1997 accounts receivable balances and 1997 sales activity as well as the same for 1998 for the period up through Closing. The accounts receivable balances and sales transactions selected for confirmation will be determined by Buyer and Buyer's independent accountants. Seller will facilitate this process by signing the confirmation requests and making any necessary customer communications to accelerate the confirmation and reconciliation process.

            12.7 Consents of Third Parties. Buyer shall have received duly executed copies of any consents necessary to permit the assignment of the Assets, the Purchase Orders and the Assigned Contracts without breach thereof.

            12.8 Regulatory Approvals. Buyer shall have received all authorizations, consents and approvals of governments and governmental agencies required, in Buyer's sole opinion, in connection with the purchase and sale contemplated by this Agreement. Buyer shall have received all documents and agreements Buyer deems necessary or appropriate, in its sole opinion, to ensure that Buyer is not liable and will not be liable in the future in connection with any Hazardous Material or Environmental Laws with respect to the Assets, the Real Property owned by Seller or any actions or omissions of any of the Selling Parties.

            12.9 Part B Permit. Buyer shall have received documents satisfactory to Buyer, in its sole opinion, that the Part B Permit will be modified to assign to Buyer operational control of the Part B storage facility ("Storage Facility"), as of the Closing Date. Such modification, or any attachments to the Part B Permit in the nature of an agreement with the State of New York, must also provide that Buyer is neither responsible (monetarily or otherwise) for nor shall Buyer be deemed liable for the implementation of corrective action measures for conditions which exist at the Real Property as of the Closing Date or that might arise or result from a Release or actions or omissions of Seller, its officers, directors, employees or affiliated entities, prior to or after the Closing Date.

            12.10 Key Employees. If offered employment by Buyer on substantially the same terms and conditions as their present employment by Seller, each of the employees listed in SCHEDULE 12.10 hereto shall have accepted such offers of employment.

            12.11 Financing. Buyer shall have received financing of the Purchase Price pursuant to terms acceptable to Buyer; provided, however, that the condition shall be deemed waived if not invoked by March 31, 1998.

            12.12 Legal Opinion. Buyer shall have received an opinion, dated the Closing Date, in the form attached hereto as EXHIBIT G, from Whiteman Osterman & Hanna, counsel to the Selling Parties.

            12.13 Copies of Documents. Buyer shall have received accurate and complete copies of all documents and instruments listed in any of the exhibits or schedules to this Agreement (and of any amendments, waivers or similar supplementary materials related thereto).

            12.14 Code ss. 1445 Affidavit. Seller shall have delivered to Buyer an affidavit of exemption from withholding pursuant to Section 1445 of the Code in form and substance reasonably satisfactory to Buyer.

            12.15 No Legal Actions. No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person, firm, corporation or governmental agency shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

            12.16 Other Agreements. Buyer shall have received signed copies of the Agreements in form acceptable to Buyer required by Section 8 hereof and any other agreements reasonably requested by Buyer.

            12.17 Closing Documents. Buyer shall have received all necessary bills of sale, assignment documents, an estoppel certificate from the lessor under the Office Lease (in form satisfactory to Buyer), and the Office Lease lessor's consent to of the Office SubLease, a non-disturbance agreement from any lender of record, assignments and other documents of transfer reasonably required to transfer to Buyer the interests of Seller in the Assets consistent with the terms of this Agreement.

            12.18 Due Diligence. Buyer shall not have discovered on or prior to the Closing Date, any fact or condition in the performance of its due diligence which Buyer believes materially effects the amount, composition, quality or prospects of the Assets.

            12.19 Title Objections. All Title Objections shall have been cured as requested by Buyer (as determined in its sole discretion) in accordance with
Section 7.

            12.20 Bulk Sales. In the reasonable opinion of Buyer, Seller shall have complied with all requirements applicable to Seller under any applicable bulk sales laws and regulations in such time and in such manner to enable Buyer to comply with the requirements of any such bulk sales laws (including but not limited to notifying creditors of Seller in the time frames set forth in any such bulk sales laws) to Buyer's reasonable satisfaction prior to the Closing Date, and there shall be no claims outstanding nor any potential claim under such laws, against Seller, Buyer, the Assets, the Real Property or the Business.

            12.21 Disclosure Schedules. To the extent the Parties execute this Agreement without completing one or more of the Schedules to be attached hereto, which uncompleted Schedules shall be enumerated on SCHEDULE 12.21 hereto, Buyer shall have the opportunity to review and approve, in its sole discretion, such Schedules which shall be attached prior to or on Closing Date.

            12.22 Silver Oxide Retorting Test. Buyer shall be satisfied in its sole opinion with the Test (as defined in Exhibit D) including but not limited to the results, methods and costs required to retort the silver oxide cells provided to Buyer by Seller in connection with the Test.

      13. CONDITIONS TO OBLIGATION OF SELLER TO CLOSE. The obligation of Seller to effect the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

            13.1 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date, as if made on the Closing Date.

            13.2 Observance and Performance. Buyer shall have observed and performed in all material respects all covenants and agreements required by this Agreement to be observed or performed by Buyer on or prior to or at the Closing Date.

            13.3 Officer's Certificate. Buyer shall have delivered to Seller a certificate of the President or Chief Executive Officer of Buyer, dated the Closing Date, to the effects set forth in Sections 13.1 and 13.2 above.

            13.4 Regulatory Approvals. Buyer shall have received all authorizations, consents and approvals of governments and governmental agencies required in connection with the purchase and sale contemplated by this Agreement.

            13.5 Legal Opinion. Seller shall have received an opinion, dated the Closing Date, in the form attached hereto as EXHIBIT H, from Maslon Edelman Borman & Brand, LLP, counsel to Buyer.

            13.6 No Legal Actions. No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person, firm, corporation or governmental agency shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

            13.7 Bulk Sales. Buyer shall have reasonably complied with Section 6-105 of the New York Uniform Commercial Code-Bulk Transfers and Section 1141(e) of the New York Tax Law.

      14. OTHER COVENANTS.

            14.1 Customer Change Over. Following the Closing Date, the Selling Parties agree to provide reasonable cooperation with Buyer in connection with transferring Seller's customers to Buyer including but not limited to the drafting of a joint letter from Buyer and Seller to such customers informing them of Buyer's new role in servicing such customers. Seller shall not be liable or held responsible for the failure of anyone of Seller's customers to transfer to Buyer.

            14.2 Intentionally left blank.

            14.3 Collection of Accounts Receivables. Notwithstanding the fact that Buyer is not purchasing Seller's accounts receivable, following the Closing Date, Buyer shall use reasonable efforts to collect the accounts receivable of Seller directly connected with the mercury retorting and storage aspects of the Business (not including any accounts receivable connected with the Precious Metals Business) (the "Accounts Receivable"), without resort to litigation or the use of third-parties, for a period of 120 days. Within ten (10) business days of the end of each calendar month in which Buyer collects any of the Accounts Receivable, Buyer shall transmit such amounts, if any, of the Accounts Receivable collected in the prior month to Seller along with documentation to identify each collected account. The Selling Parties shall indemnify and hold harmless Buyer, its directors, officers, employees and agents, effective as and from the Closing Date, from and against any claims, demands, actions, causes of action, damages, losses, costs, liabilities or expenses (including but not limited to reasonable attorneys' fees and other legal costs, whether or not suit is filed) which may be made or brought against the aforementioned parties and/or which it or they may suffer or incur as a result of, in respect of, related to, or arising out of the Accounts Receivable. Buyer shall not be liable to the Selling Parties in the event that Buyer fails to collect any of the Accounts Receivable. Within a reasonable amount of time following the 120th day of such collection period, Buyer shall deliver to Seller a copy of all remaining Accounts Receivable records and Seller shall have sole collection responsibility for such Accounts Receivables following the 120 day collection period. Seller shall notify Buyer to the extent that Seller collects any of the Accounts Receivable.

            14.4 Reporting. Between the date of this Agreement and Closing, Seller will deliver to Buyer (i) monthly financial reports within ten (10) days after the end of each month, which will include statements of Seller's financial condition and an operating statement and statement of earnings and retained earnings of Seller for such month, and an aging of accounts receivable of Seller as of the end of such month, (ii) weekly mercury barrel inventory logs as of the end of each week within two (2) business days after the end of such week, and
(iii) within 24 hours of discovery by any Selling Party, a written report of any violation of environmental laws, any spill of hazardous waste or other contamination, any customer claims or complaints, any loss of customers, any customer audit and the result thereof, any non-compliance with any customer audit, criteria or contract and any litigation proceeding or investigation or any threat thereof. In addition, each party will promptly notify the other (subject to applicable securities laws) of the occurrence of any event which might reasonably be expected to interfere with the Closing.

            14.5 Part B Permit. The Selling Parties will fully cooperate and assist Buyer, from time to time, in the process of modifying and maintaining the Part B Permit so as to provide for the change of operational control and continued existence of the Part B Permit and the associated storage facility during the term of the Part B Lease Agreement. To the extent that any such cooperation and assistance is due solely to a change to the Part B Permit that Buyer desires which is discretionary in nature and is not taken to comply with a request from any government agency, Buyer will pay Seller's reasonable attorney's fees in connection with such action if approved in advance in writing by Buyer.

            14.6 Retorting Equipment. Within six (6) months following Closing, the Selling Parties, at Seller's cost, shall dismantle and transport (in compliance with all Environmental Laws) to Union Grove, Wisconsin, the mercury retorting and other related equipment and assets (the "Mercury Equipment") set forth in SCHEDULE 14.6 attached hereto. The Mercury Equipment shall be in such condition, in Buyer's sole opinion, as to allow Buyer to retort the Mercury Equipment in its retorting ovens in Union Grove, Wisconsin. Buyer shall retort the Mercury Equipment to remove all mercury contamination at no cost to Seller. To the extent that the Mercury Equipment requires decontamination for any substances other than mercury or to the extent that the Mercury Equipment cannot be decontaminated or retorted at Buyer's Union Grove, Wisconsin facility, the Selling Parties shall be responsible for and pay any and all such costs of decontamination. Following retorting, Buyer shall dispose of the Mercury Equipment as Buyer desires at Buyer's expense in compliance with applicable laws. Prior to Closing, Buyer and Seller shall agree to the dimensions (size and weight) to which the Mercury Equipment will be dismantled.

            14.7 Buyer Non-Compete. For the three (3) year period following Closing, Buyer shall not compete with Seller with respect to the silver oxide cell recovery business as presently conducted by Seller's Precious Metals Business; provided, however, Buyer shall be permitted to retort dental amalgam, dental alloys and similar products. Furthermore, Buyer shall be permitted to retort silver oxide cells provided however that such retorting is directly incidental to the recovery of mercury and if Buyer does not send such processed or retorted silver oxide cells back to the customer requesting such retorting or on to a third party for silver recovery.

            14.8 Data Files. For an indefinite period following Closing, Seller shall have full access to and a right to copy at Seller's expense, all data files applicable to the Business associated with or related to all Seller's computer software, owned or licensed, whether for general business usage (e.g., accounting (including ACT and Great Plains software), contact management, word processing, graphics and spreadsheet analysis) or specific, unique-to-the-business usage (e.g., order processing, manufacturing, waste tracking, process control and shipping). The Selling Parties shall, for the six
(6) year period following Closing, maintain such files in good working condition, reasonable wear and tear accepted.

            14.9 Use of Name. For the six (6) month period following Closing, Buyer shall have the right to use Seller's names and trade names, including but not limited to the names "Mercury Refining" and "MERECO", in Buyer's advertising, for the collection of accounts receivable and for general business use in the transition of Seller's customers to Buyer.

            14.10 Customer Referral. The Selling Parties shall refer all customers and potential customers who contract Seller by any method concerning the Business to Buyer as requested by Buyer. Furthermore, the Selling Parties shall keep (and shall cause their employees and agents to keep) a daily log of all customer and potential customer calls made to or letters received by any of the Selling Parties concerning the Business, which log shall include the date and time of call or letter, the customer's or potential customer's name, phone number and address (for letters) and the requested product and/or service. A copy of such log shall be faxed to Buyer daily by the close of business on the following day. A copy of all correspondence from such customers or potential customers shall also be delivered to Buyer.

            14.11 Processing Existing Barrels of Mercury Waste. With respect to barrels of unbilled, revenue generating mercury waste inventory (the "Barrels") located at the Storage Facility as of the Closing and set forth on SCHEDULE
14.11 which shall be completed jointly by Buyer and Seller immediately prior to Closing, Buyer will process such Barrels at a price equal to the greater of (i) $600.00 or (ii) the price payable by Seller's customer who is having such Barrel processed, net of any actual freight or transportation costs. When Buyer has received an aggregate of $150,000 net of freight and transportation costs, Buyer will process such Barrels at a price equal to the greater of (i) $600.00 or (ii) 50% of the price payable by Seller's customer who is having such Barrel processed, net of any actual freight or transportation costs. Such processing fees shall be referred to as the "Processing Fees". Notwithstanding the fact that Buyer may be collecting the accounts receivable with respect to the Barrels, the Selling Parties shall be responsible for payment to Buyer of all Processing Fees. Buyer may withhold any of the Accounts Receivable it collects to set off against the Processing Fees. In the event the withheld Accounts Receivables are insufficient to pay Buyer for the Processing Fees owed by the Selling Parties, the Selling Parties shall pay Buyer the Processing Fees within 10 days of receipt of an invoice from Buyer. Buyer reserves the right to reject any Barrels that it cannot, in its sole opinion, appropriately process or process in the normal course of its business. The freight and transportation costs will be paid by the Selling Parties. The Selling Parties shall be responsible for all costs associated with the Barrels following retorting including but not limited to the cost of disposing of the retorted materials.

      15. OPERATION OF BUSINESS PRIOR TO CLOSING. The Selling Parties agree that, except with the prior written consent of Buyer, from the date of this Agreement to the Closing:

            15.1 Maintenance of Business. Each of the Selling Parties will use their best efforts to preserve intact the Business, keep available the services of key employees on terms no less favorable to Seller than those on which such officers and employees are presently employed, and preserve for Buyer the goodwill of suppliers, customers and others having business relationships with the Business. Seller will maintain its books and records during such period in a manner consistent with past practice.

            15.2 Capital Structure. From the date hereof to and including the Closing Date, the Selling Parties shall not: (i) redeem any stock of Seller,
(ii) change the capital structure of Seller in any way, or (iii) make any distribution or disbursement of income or cash to any shareholder of Seller without the express written permission of Buyer which permission shall not be unreasonably withheld.

            15.3 Employees. Seller will not hire any new employees for the Business or effect any increase in compensation or employee benefits for its employees engaged in operating the Business without the express written permission of Buyer which permission shall not be unreasonably withheld.

            15.4 No Disposition of Assets. Seller will not sell, transfer, dispose of or abandon any portion of the Assets, except in the ordinary course of business and consistent with past practice.

            15.5 No Additional Liens. Seller will not permit any of the Assets to become subject to any mortgage, lien, charge, or encumbrance.

            15.6 No Modification of Agreements. Seller will not modify or amend any Assigned Contract, any material contract, lease, commitment or agreement to be assigned to or assumed by Buyer hereunder or the Office Lease, or waive or assign to any third party any of its rights under any such contract, lease, commitment or agreement or under any Assigned Contract.

            15.7 Maintenance of Tangible Assets. Seller will maintain all tangible Assets in good order and repair, ordinary wear and tear excepted.

            15.8 Maintenance of Intangible Assets. Seller will maintain and protect all material intangible Assets including but not limited to the Intellectual Property.

            15.9 No Extraordinary Agreements. Seller will not enter into any contract or agreement which relates to the Business or Assets and which contains terms or conditions inconsistent with past business practices of Seller or the continued operation of the Business as a going concern.

            15.10 Maintenance of Insurance. Except as set forth on SCHEDULE
15.10 hereto, Seller will continue to carry all existing policies of insurance or will effect renewals or replacements thereof in substantially the same form and amount, and providing substantially the same coverage, as such existing policies.

            15.11 Ordinary Operations. Without limiting the generality of the foregoing, Seller will in all other material respects operate the Business in the ordinary course.

            15.12 Inspection Rights. Prior to Closing, Seller will, to the extent Buyer does not materially interfere with Seller's business operations, permit employees and agents of Buyer during normal business hours to inspect the Assets and to inspect all contracts, agreements, other documents and records reflecting or reasonably relating to the Assets or the Business. All information and records obtained by Buyer pursuant to this Section shall be maintained as confidential and shall not be disclosed to any third party without the consent of Seller except in response to legal process or to the extent required to comply with applicable law. Buyer shall not be obligated to maintain as confidential any information obtained from Seller which is publicly available, readily ascertainable from public sources, known to Buyer at the time the information was disclosed or which is rightfully obtained from a third party. The obligations of confidentiality arising under this Section shall survive the termination or abandonment of this Agreement.

      16. OPERATION OF BUSINESS AFTER CLOSING. The Selling Parties will have the obligation and will be solely responsible for the implementation of corrective action and remediation arising from the Release of Hazardous Materials at, adjacent to, under or migrating from the Real Property arising from past or Seller's on-going activities at or near the Real Property, and which was not solely the result of Buyer's actions. Nothing in this Agreement is intended, in any manner, to relieve Seller, or its predecessors, assigns, agents, affiliated entities, successors, officers or directors of the sole responsibility to implement corrective action and remediation of contamination on or migrating from the Real Property arising from past activities or on-going activities of Seller. Seller shall comply with all Environmental Laws and orders of state and federal environmental agencies with regard to the implementation of corrective action and remediation of alleged contamination on or migrating from its Real Property.

      17. BULK TRANSFER LAW. Seller shall comply with the requirements of any applicable laws applicable to Seller relating to bulk sales and transfers, and each of the Selling Parties, jointly and severally agrees to indemnify Buyer and hold Buyer harmless from any and all claims, liabilities or costs arising with respect to such bulk sales laws, including reasonable attorneys' fees and other legal costs, whether or not suit is filed.

      18. TAXES, FEES AND OTHER EXPENSES.

            18.1 Taxes and Fees. Seller shall be responsible for and shall pay all sales, transfer or similar taxes or governmental charges, if any, and all deed taxes and recording fees with respect to the sale and purchase of the Assets, whether levied against the Assets, Seller or Buyer.

            18.2 Expenses. Except as otherwise specifically provided in this Agreement, each party shall pay all of the costs and expenses incurred by it in negotiating and preparing this Agreement (and all other agreements, certificates, instruments and documents executed in connection herewith), in performing its obligations under this Agreement, and in otherwise consummating the transactions contemplated by this Agreement, including without limitation its attorneys' fees and accountants' fees.

      19. INDEMNIFICATION BY THE SELLING PARTIES.

            19.1 Generally. Each of the Selling Parties shall, jointly and severally, indemnify, defend and hold harmless Buyer and its directors, officers, employees, agents, consultants, representatives, successors, transferees and assigns (individually a "Buyer Indemnified Party"; and collectively the "Buyer's Indemnified Parties"), promptly upon demand, at any time and from time to time, from, against, and in respect of any and all demands, claims, losses, damages, judgments, liabilities, assessments, suits, actions, proceedings, interest, penalties, and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions or for enforcing such rights of indemnity and defense) incurred or suffered by the Buyer's Indemnified Parties, in connection with, arising out of or as a result of each and all of the following:

                  (a) any breach of any representation or warranty made by any of the Selling Parties in this Agreement or any other document or instrument delivered by any of the Selling Parties to Buyer or entered into as part of the transactions contemplated by this Agreement;

                  (b) the breach of any covenant, agreement or obligation of any of the Selling Parties contained in this Agreement or any other document or instrument delivered by the Selling Parties to Buyer or entered into as part of the transactions contemplated by this Agreement;

                  (c) any misrepresentation or omission contained in any statement or certificate furnished by any of the Selling Parties pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

                  (d) any and all liabilities and obligations of any of the Selling Parties except to the extent specifically assumed and agreed to be paid by Buyer pursuant to Section 3 hereof, and any and all liabilities and obligations arising from ownership of the Assets, operation of the Business and incidents and occurrences on or prior to the Closing Date, including without limitation, any and all products liability or similar claims in respect of products sold or services provided by Seller on or prior to the Closing Date, whether or not reflected in its book and records and whether or not manifest on or prior to the Closing Date;

                  (e) the failure of Buyer to obtain the protection afforded by compliance with the notification requirements of the Bulk Sales Laws in force in the jurisdictions in which such laws may be applicable to Seller or the transactions contemplated by this Agreement if such failure is the result of or caused by Seller's acts or omissions;

                  (f) any claim of any broker, finder or investment banker engaged by any of the Selling Parties; and

                  (g) any environmental liabilities, however so denominated including but not limited to clean-up, remediation and closure, related to, connected with or arising out of (i) the Selling Parties's operation of the Business; (ii) Seller's ownership of the Assets prior to the Closing Date; (iii) the past Release of Hazardous Materials on, under or near the Real Property; or
(iv) the Real Property, regardless of the merit thereof, and without regard to whether any such environmental claim, assessment or liability is the direct or indirect consequence of any violation of the Selling Parties' representations in
Section 10.9 unless such liability arises solely from acts of Buyer.

            19.2 Deductible. No claim for indemnification under this Section 19 shall be made by a Buyer Indemnified Party unless and until the aggregate amount of such claims (including attorneys's fees and costs) by all Buyer's Indemnified Parties shall exceed Twenty-five Thousand Dollars ($25,000) (the "Threshold Amount"), and in such event, the Buyer's Indemnified Parties shall each be entitled to all amounts including but not limited to the Threshold Amount.

            19.3 Limitation on Indemnification. The right to indemnification under this Section 19 to the extent based on any breach of any representation or warranty shall terminate on the tenth anniversary of the Closing Date, except
(a) for any for any claim based on the untruth or inaccuracy of any representation or warranty made herein or in any statement, certificate or schedule furnished hereunder with an intent to deceive or defraud or with reckless disregard for the truth or accuracy thereof, (b) for any claim arising out of or connected to the violation of any of the Environmental Laws set forth in Section 10.9 or any other similar law, and (c) for any pending claim for indemnity hereunder which shall have been made prior to such termination dates, the right to indemnity shall have no limit as to time and such claim shall not terminate until the final determination and satisfaction of such claim. Furthermore, the maximum liability under this
Section 19 for the Shareholders shall be Six Hundred Thousand Dollars ($600,000) plus settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions or for enforcing such rights of indemnity and defense, and the obligation to indemnify under this
Section 19 with respect to the Shareholders to the extent based on a claim under this Section 19 shall terminate on the second anniversary of the Closing Date.

            19.4 Procedures. In the event any demands or claims are asserted against a Buyer Indemnified Party or any actions, suits or proceedings are commenced against a Buyer Indemnified Party for which the Selling Parties are obligated to indemnify a Buyer Indemnified Party under this Section 19, then the Buyer Indemnified Party shall give notice thereof to any of the Selling Parties in order to permit the Selling Parties the necessary time to evaluate the merits of such demand, claim, action, suit or proceeding and defend, settle or compromise the same so that the Selling Parties' interests are not materially prejudiced. Within 10 business days after such notice, the Selling Parties shall assume the defense thereof with counsel chosen by the Selling Parties or their insurer and reasonably acceptable to the Buyer Indemnified Party. The Selling Parties shall not be liable for any costs or expenses incurred by a Buyer Indemnified Party in connection with any demand, claim, action, suit or proceeding for which the Selling Parties are obligated to indemnify the Buyer Indemnified Party under this Section 19, provided that the Selling Parties shall have assumed the defense thereof in accordance with this Section 19. The Buyer Indemnified Parties shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Selling Parties do not assume the defense of any such claim or litigation resulting therefrom, (a) a Buyer Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, at the Selling Parties expense, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Selling Parties on such terms as such Buyer Indemnified Party may deem appropriate, and (b) the Selling Parties shall be entitled to participate in (but not control) the defense of such action, with their own counsel and at its own expense. Buyer shall provide thirty (30) days written notice to a Selling Party prior to initiating any direct suit against such Selling Party pursuant to this Section 19 provided that such notice does not, in Buyer's reasonable opinion, negatively impact or jeopardize any of Buyer's rights under this Agreement (including but not limited to Buyer's rights under this Section 19) or any law.

            19.5 Settlement and Compromise. The Selling Parties shall not settle or compromise any demands, claims, actions, suits or proceedings for which a Buyer Indemnified Party has sought indemnification from the Selling Parties unless they shall have given the Buyer Indemnified Party not less than 15 days prior written notice of the proposed settlement or compromise and afforded the Buyer Indemnified Party an opportunity to consult with the Selling Parties regarding the proposed settlement or compromise.

            19.6 Manner of Indemnification. All indemnification by the Selling Parties shall be effected by the payment of cash or delivery of a certified or official bank check within 30 days of the resolution of any such claim. Any and all indemnification payments shall be deemed an adjustment to the Purchase Price.

            19.7 Non-Waiver, Non-Exclusive Remedy. Failure of the Buyer Indemnified Parties to give reasonably prompt notice of any claim or claims shall not release, waive or otherwise affect any of the Selling Parties' obligations with respect thereto except to the extent that the Selling Parties can demonstrate actual loss and prejudice as a result of such failure. The indemnification provisions contained in this Section 19 are in addition to, and not in derogation of, any statutory, common law or equitable rights or remedies any party may have for breach of any representation, warranty, covenant or agreement.

            19.8 Shareholder Liability. In the event Shareholders can demonstrate that as of the Closing Buyer had actual knowledge of any facts or circumstances which Buyer had actual knowledge would cause Buyer to suffer damages which Buyer had actual knowledge would give rise to a cause of action by any Buyer Indemnified Party against any Selling Party under Section 19, then, and only then, Buyer shall have been deemed to waive such cause of action against the Shareholders under Section 19 hereof as particularly described in this Section 19.8. This Section 19.8 shall not prejudice or otherwise affect in any manner whatsoever any cause of action Buyer or any Buyer Indemnified Party may have against Seller. For the purpose of this Section 19.8, actual knowledge of Buyer shall be limited to the actual knowledge of Bradley Buscher, Mark Edlund, Mark Stennis, Donald Wodek and Todd Anderson (regardless of the source from which such actual knowledge was acquired). For the purpose of this Section 19.8, actual knowledge shall not include constructive knowledge and shall not include matters that Buyer should have known but did not know.

      20. INDEMNIFICATION BY BUYER

            20.1 Generally. Buyer shall indemnify, defend and hold harmless the Seller and its directors, officers, employers, agents, consultants, representatives, successors, transferees and assigns (individually a "SP Indemnified Party"; and collectively the "SP Indemnified Parties"), promptly upon demand, at any time and from time to time, from, against, and in respect of any and all demands, claims, losses, damages, judgments, liabilities, assessments, suits, actions, proceedings, interest, penalties, and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions or for enforcing such rights of indemnity and defense) incurred or suffered by the SP Indemnified Parties, in connection with, arising out of or as a result of each and all of the following:

                  (a) any breach of any representation or warranty made by Buyer in this Agreement or any other document or instrument delivered by Buyer to Seller or entered into as part of the transactions contemplated by this Agreement;

                  (b) the breach of any covenant, agreement or obligation of Buyer contained in this Agreement or any other document or instrument delivered by Buyer to Seller or entered into as part of the transactions contemplated by this Agreement;

                  (c) any misrepresentation or omission contained in any statement or certificate furnished by Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

                  (d) any liabilities and obligations arising from ownership of the Assets after the Closing Date (other than environmental related liabilities associated with contamination that exists, whether known or unknown, as of the Closing Date resulting or arising from Seller's operations or ownership of the Assets, the Business or Real Property), including without limitation, any and all products liability or similar claims in respect of products sold by Buyer after the Closing Date, whether or not reflected in its book and records and whether or not manifest after the Closing Date; and

                  (e) any claim of any broker, finder or investment banker engaged by Buyer.

            20.2 Deductible. No claim for indemnification under this Section 20 shall be made by an SP Indemnified Party unless and until the aggregate amount of such claims by all SP Indemnified Parties shall exceed Twenty-five Thousand Dollars ($25,000) (the "Threshold Amount"), and in such event, the SP Indemnified Parties shall each be entitled to all amounts including but not limited to the Threshold Amount.

            20.3 Limitation on Indemnification. The right to indemnification under this Section 20 to the extent based on any breach of any representation or warranty shall terminate on the tenth anniversary hereof, except that (a) for any claim based on the untruth or inaccuracy of any representation or warranty made herein or in any statement, certificate or schedule furnished hereunder with an intent to deceive or defraud or with reckless disregard for the truth or accuracy thereof, and (b) for any pending claim for indemnity hereunder which shall have been made prior to such termination date, the right to indemnity shall have no limit as to time and such claim shall not terminate until the final determination and satisfaction of such claim. In addition, no such loss, cost or expense indemnified under this Section 20 shall be deemed to have been sustained by the SP Indemnified Parties to the extent of any proceeds received by the SP Indemnified Parties from any insurance policy with respect thereto. Furthermore, the maximum liability under this Section 20 for the Buyer shall be an amount equal to the Purchase Price plus settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions or for enforcing such rights of indemnity and defense.

            20.4 Procedures. In the event any demands or claims are asserted against the SP Indemnified Parties or any actions, suits or proceedings are commenced against any SP Indemnified Party for which Buyer is obligated to indemnify a SP Indemnified Party under this Section 20, then the SP Indemnified Party shall give notice thereof to Buyer in order to permit Buyer the necessary time to evaluate the merits of such demand, claim, action, suit or proceeding and defend, settle or compromise the same so that Buyer's interest is not materially prejudiced. Within 10 business days after such notice, Buyer shall assume the defense thereof with counsel chosen by Buyer or its insurer and reasonably acceptable to the SP Indemnified Party. Buyer shall not be liable for any costs or expenses incurred by the SP Indemnified Party in connection with any demand, claim, action, suit or proceeding for which Buyer is obligated to indemnify the SP Indemnified Party under this Section 20, provided that Buyer shall have assumed the defense hereof in accordance with this Section 20. The SP Indemnified Parties shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If Buyer does not assume the defense of any such claim or litigation resulting therefrom,
(a) the SP Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to Buyer on such terms as the SP Indemnified Party may deem appropriate, and (b) Buyer shall be entitled to participate in (but not control) the defense of such action, with their own counsel and at its own expense.

            20.5 Settlement and Compromise. Buyer shall not settle or compromise any demands, claims, actions, suits or proceedings for which the SP Indemnified Parties have sought indemnification from Buyer unless it shall have given the SP Indemnified Parties not less than 15 days prior written notice of the proposed settlement or compromise and afforded the SP Indemnified Parties an opportunity to consult with Buyer regarding the proposed settlement or compromise.

            20.6 Manner of Indemnification. All indemnification by the Buyer shall be effected by the payment of cash or delivery of a certified or official bank check within 30 days of the resolution of any such claim. Any and all indemnification payments shall be deemed an adjustment to the Purchase Price.

            20.7 Non-Waiver, Non-Exclusive Remedy. Failure of the SP Indemnified Parties to give reasonably prompt notice of any claim or claims shall not release, waive or otherwise affect any of the Buyer's obligations with respect thereto except to the extent that the Buyer can demonstrate actual loss and prejudice as a result of such failure. The indemnification provisions contained in this Section 20 are in addition to, and not in derogation of, any statutory, common law or equitable rights or remedies any party may have for breach of any representation, warranty, covenant or agreement.

      21. TERMINATION OF AGREEMENT. In addition to certain provisions contained in this Agreement, this Agreement may be terminated at any time prior to the Closing Date:

            21.1 Mutual Consent. By mutual consent of Buyer and Seller.

            21.2 Breach of Agreement. By Buyer giving written notice to any of the Selling Parties if any of the Selling Parties is in breach, or by Seller giving written notice to Buyer if Buyer is in breach, in any material respect of any representation, warranty or covenant contained in this Agreement.

            21.3 Results of Due Diligence. By Buyer giving written notice to Seller or David Cohen on or before the Closing Date, if Buyer is not satisfied with the results of its continuing business, legal, and accounting due diligence regarding Seller, or on or prior to the Closing Date if Buyer is not able to verify that Seller's 1997 "sales" (as that term is defined in Section 12.6) associated with the Business were not at least One Million Nine Hundred Thousand Dollars (as determined by Buyer in its reasonable discretion), or by either party respectively, if a condition of such party to close is conclusively found to be impossible to achieve and such party will not waive such condition to closing.

            21.4 Government Action. By Buyer or Seller if any court of competent jurisdiction in the United States or other governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

      22. ASSIGNMENT. This Agreement may not be assigned by either party hereto without the prior written consent of the other. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns, and no person, firm or corporation other than the parties, their successors and assigns, shall acquire or have any rights under or by virtue of this Agreement. Notwithstanding the foregoing, Buyer may assign its rights and obligations under this Agreement to a related or affiliated Person.

      23. EXCLUSIVE DEALING. From the date hereof and until the later of the Closing Date or the lawful termination of this Agreement, each of the Selling Parties agree that neither they nor any of their subsidiaries, officers, directors, or the directors and officers of their subsidiaries, nor any of their other affiliates shall, and each of them shall cause their and their subsidiaries' employees, agents and representatives (including, without limitation, any investment banking, legal or accounting firm retained by any of the Selling Parties or any of their subsidiaries and any individual member or employee of the foregoing) not to (a) initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or a portion of the assets or any equity securities of, Seller or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), or (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or (c) otherwise cooperate in any effort or attempt to make, implement or accept an Acquisition Proposal. In the event that any of the Selling Parties receives an Acquisition Proposal, such party shall immediately (but not more than twenty-four (24) hours following receipt or knowledge of the Acquisition Proposal) notify Buyer of the existence of such Acquisition Proposal.

      24. COVENANT OF FURTHER ASSURANCES. From time to time after the Closing, at the request of Buyer and without further consideration, the Selling Parties and Buyer will execute and deliver such other instruments of transfer and take such other actions as Buyer or a Selling Party, as the case may be, may reasonably require to transfer the Assets to, and vest title of the Assets in, Buyer, and to put Buyer in possession of the Assets.

      25. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein, and all other written representations and warranties of Buyer and the Selling Parties contained in the instruments executed in connection with the consummation of the transactions provided for herein, shall survive the and delivery of this Agreement and the consummation of the transactions contemplated hereby, and shall terminate on the tenth anniversary hereof, provided, however, that the foregoing shall not bar the parties hereto, and their respective successors and assigns from asserting at any time thereafter any cause of action based on (a) the untruth or inaccuracy of any representation or warranty of the Selling Parties contained in Section
10.9 hereof or (b) the untruth or inaccuracy of any other representation or warranty made herein or in any statement, certificate or schedule furnished hereunder with an intent to deceive or defraud or with reckless disregard for the truth or accuracy thereof and (c) any representation or warranty of which a pending claim for indemnity hereunder shall have been made prior to such termination dates, such representation and warranty shall not terminate until the final determination and satisfaction of such claim. Notwithstanding the foregoing, in no event shall Buyer's representations or warranties extend beyond the term of the Part B Lease Agreement.

      26. PUBLIC ANNOUNCEMENT. Except to the extent required by law, any and all public announcements of any kind or nature whatsoever concerning the transactions contemplated hereby made before, on or after the Closing Date shall require the prior written approval of Buyer and Seller; provided, however, either party may make any announcements required by securities or other applicable law or NASDAQ rules.

      27. ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules attached to this Agreement, constitutes the entire agreement and understanding between the Selling Parties and Buyer with respect to the sale and purchase of the Assets and the other transactions contemplated by this Agreement. All prior representations, understandings and agreements between the parties with respect to the purchase and sale of the Assets and the other transactions contemplated by this Agreement are superseded by the terms of this Agreement.

      28. AMENDMENT AND WAIVER. Any provision of this Agreement may be amended or waived by a writing which specifically references this Agreement and which is signed by the party against which enforcement of the amendment or waiver is sought.

      29. CHOICE OF LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of Minnesota, without regard to its choice of law provisions, as though all acts and omissions related to this Agreement occurred in the State of Minnesota; provided, however, that all disputes arising under this Agreement shall be resolved by arbitration pursuant to the commercial rules of the American Arbitration Association then in effect. If such dispute involves environmental matters, the arbitration shall be held in Albany, New York. All other disputes shall be arbitrated in Minneapolis, Minnesota.

      30. SEVERABILITY. The provisions of this Agreement shall, where possible, be interpreted so as to sustain their legality and enforceability, and for that purpose the provisions of this Agreement shall be read as if they cover only the specific situation to which they are being applied. The invalidity or unenforceability of any provision of this Agreement in a specific situation shall not affect the validity or enforceability of that provision in other situations or of other provisions of this Agreement.

      31. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be considered an original.

      32. FACSIMILE EXECUTION. This Agreement may be executed by one or more of the parties by facsimile transmitted signature and all parties agree that the reproduction of signatures by way of telecopying device will be treated as though such reproductions were executed originals.

      33. INTERPRETATION. All references herein to Articles and Sections refer to Articles and Sections of this Agreement. All Article and Section headings are for reference purposes only and shall not affect the interpretation of this Agreement. Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require. The parties acknowledge that this Agreement and the Transaction Documents were mutually drafted by both parties and that the interpretation thereof will not prejudice any one party due to control of the Agreement.

      34. NEGOTIATIONS. Until all parties have fully executed this agreement, this Agreement constitutes nonbinding negotiations between the parties hereto and no rights shall arise hereunder.

      35. NOTICES. All notices given pursuant to this Agreement shall be delivered in writing by overnight courier or sent by United States registered mail, postage prepaid, or Telecopier, addressed as follows (or to another address or person as a party may specify on notice to the other):

            (i)   If to the Selling Parties:

                  Mercury Refining Company, Inc.
                  1218 Central Avenue
                  Albany, New York 12205
                  Attention: David Cohen
                  Telecopier: (518) 459-2334
                  Telephone: (518) 459-0820

                  with a copy to:

                  Young & Rowe
                  Executive Woods
                  Three Atrium Drive
                  Albany, New York 12205
                  Attention: Kevin M. Young, Esq.
                  Telecopier:  (518) 438-9914
                  Telephone:  (518) 438-9907

                  and

                  Whiteman Osterman & Hanna
                  One Commerce Plaza
                  Albany, New York 12260
                  Attention: Leslie M. Apple, Esq.
                  Telecopier: (518) 487-7777
                  Telephone: (518) 487-7600

            (ii)  If to Buyer:

                  MWS New York, Inc.
                  302 North Riverfront Drive
                  Mankato, Minnesota 56001-3548
                  Attention: Brad Buscher
                  Telecopier:  (507) 345-0520
                  Telephone:  (507) 345-1483

                  with a copy to:

                  Maslon Edelman Borman & Brand, LLP
                  3300 Norwest Center
                  Minneapolis, MN 55402-4140
                  Attention: Shawn R. McIntee, Esq.
                  Telecopier:  (612) 672-8397
                  Telephone:  (612) 672-8200

      36. KNOWLEDGE CONVENTION. Whenever any statement herein or in any schedule, exhibit, certificate or other document delivered to any party pursuant to this Agreement is made "to Seller's, the Selling Parties' or Buyer's knowledge" or "to the best of Seller's, the Selling Parties' or Buyer's knowledge" or words of similar intent or effect of any party or its representative, such statement shall be deemed to be made to the best knowledge of the party and, to the extent applicable, its senior management and shall be deemed to include a representation that a reasonable investigation of the subject matter thereof has been conducted.

      37. INDEPENDENT ENTITIES. It is the intention of the parties hereto that Seller and Buyer remain independent entities and that no joint venture, partnership or similar arrangement exist among Buyer and Seller.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date and year first above written.


                        MWS NEW YORK, INC.



                        By    s/ Bradley J. Buscher
                                 Bradley J. Buscher, its Chief Executive Officer



                        MERCURY REFINING COMPANY, INC.



                        By     s/ Leo Cohen

                                  Its  Chairman



                        26 RAILROAD AVE., INC.



                        By     s/ David Cohen

                                  Its  President



                               s/ David Cohen
                                  David Cohen


                               s/ Leo Cohen
                                  Leo Cohen

Certain related transaction documents and exhibits (the "Exhibits") to the Asset Purchase Agreement (Exhibit 2.1) are not being filed herewith. The Registrant undertakes to furnish a copy of any omitted Exhibit to the Commission upon request. Pursuant to Item 601(b)(2) of Regulation S-K, the following is a list of the omitted Exhibits:

Exhibits

EXHIBIT A - ASSUMPTION AGREEMENT

EXHIBIT E - PART B FORM OF LEASE AGREEMENT

                                    EXHIBIT B
              DAVID COHEN CONFIDENTIALITY AND NON-COMPETE AGREEMENT



TERM OF NON-COMPETE:          7 years

GEOGRAPHIC AREA:              North America

NON-COMPETE BUSINESS: Mercury recovery, retorting or processing and hazardous waste storage (other than minimal storage of hazardous waste in connection with the Precious Metals Business as set forth in the final agreement).

DUTIES:                       David Cohen shall consult with Buyer not less
than three business days per week for a period of one year following Closing.

ADDITIONAL COMPENSATION:      In addition to the consideration for entering
into the Agreement and the Transaction Documents and consummating the transactions contemplated thereby, David Cohen will receive $65,000 payable over the twelve months following Closing in twenty-four equal bimonthly installments, and at David Cohen's option, either 20,000 shares of Buyer's common stock or warrants (at an exercise price of $.001 per share) to purchase the same delivered at Closing.

                                    EXHIBIT C
               LEO COHEN CONFIDENTIALITY AND NON-COMPETE AGREEMENT



TERM OF NON-COMPETE:          7 years

GEOGRAPHIC AREA:              North America

NON-COMPETE BUSINESS:         Mercury recovery, retorting or processing and
hazardous waste storage (other than minimal storage of hazardous waste in connection with the Precious Metals Business as set forth in the final agreement).

DUTIES:                       Leo Cohen shall assist in the transition of the
Assets and Seller's customers to Buyer and be reasonably available in Albany, New York (subject to health considerations) periodically for a period of six months after the Closing to assist Buyer in such transition.

                                    EXHIBIT D
                   SELLER OPERATIONS AND NON-COMPETE AGREEMENT


TERM OF NON-COMPETE:          10 years

GEOGRAPHIC AREA:              North America

NON-COMPETE BUSINESS:         Mercury recovery or processing and hazardous
waste storage (other than minimal storage of hazardous waste in connection with the Precious Metals Business as set forth in the final agreement).

OTHER TERMS:                  The Selling Parties, their subsidiaries and
related and affiliated entities, must only process and retort mercury waste for Buyer until the Part B Lease Agreement is terminated, except for the processing and retorting of silver oxide materials in connection with Seller's precious metals business. Buyer will use commercially reasonable efforts to process and retort barrels of mercury waste for Seller related to Seller's Precious Metals Business at its plant in Union Grove, Wisconsin throughout the term of the agreement pursuant to the following conditions and terms: (i) Buyer will not be required to perform more than 12 retorting runs per year; (ii) Buyer is able to perform such retorting without incurring any substantial increase in costs with respect to power, equipment and time above its normal processing costs; (iii) Buyer is able to perform such retorting utilizing its present equipment; (iv) Buyer is able to perform such retorting in the ordinary course of its retorting business; (v) during the first two years of the agreement, in each year Buyer shall retort the first 50 barrels received from Seller for $500 per barrel, barrels 51 to 80 for $600 per barrel, barrels 80 to 100 for $800 per barrel; and barrels over 100 for $1,000 per barrel; (vi) following the first two years of the agreement, the foregoing prices are subject to increase in proportion to the increase in fees charged to Buyer's other battery recycling customers, however such increase shall be subject to a 25% discount which increase shall be evidenced by Buyer's prior written notice to the Selling Parties of changes in Buyer's fees; and (vii) Seller's materials shall be non-hazardous and will not be stored at Buyer's facility. Seller shall be responsible for all shipping costs including the return cost of the retorted material.

      Notwithstanding the foregoing, between the time of executing this Agreement and the Closing, Seller shall deliver a quantity (to be determined by Seller and Buyer) of silver oxide cells to Buyer to be retorted at Buyer's Union Grove, Wisconsin plant. Seller shall also deliver the retorting protocols and procedures to Buyer following Buyer's of a confidentiality and noncompete agreement agreed upon between Buyer and Seller. The purpose of the foregoing is to test the adequacy and suitability of Buyer's Union Grove retorting equipment to process Seller's silver oxide cells to Seller's specifications and requirements pursuant to procedures and protocols acceptable to Buyer. The foregoing procedures shall be referred to as the "Test".

                                    EXHIBIT F
                                 OFFICE SUBLEASE


Seller and Buyer will enter into a sublease for a portion of the premises of the Office Lease. Buyer shall sublease one-half (1/2) of the usable square feet of a total of 2,895 square feet for a period of six (6) months following the Closing at a total sublease payment of $9.35 per square foot per year. The other nonmonetary terms of the Office Lease shall control all other aspects of the landlord/tenant relationship.